Exhibit 99.1

Investor Contact

Jack Tierney

Chief Financial Officer

DineEquity, Inc.

818-637-3101

Media Contact

Lucy Neugart

Sard Verbinnen& Co.

415-618-8750

DineEquity, Inc. Announces Strong First Quarter 2011

Financial and Operating Results

Applebee’s Same-Restaurant Sales up 3.9%

Company Reduces Total Debt by 8.8% in Quarter

GLENDALE, Calif., May 3, 2011 - DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the first quarter ended March 31, 2011.  DineEquity’s financial performance for the first quarter 2011 included the following highlights:

•                  Applebee’s domestic system-wide same-restaurant sales increased 3.9% compared to the same period in 2010. Applebee’s performance represented the third consecutive quarter of positive same-restaurant sales.  Results were favorably impacted by the shift of the Easter holiday from Q1 2010 to Q2 2011.  Excluding the positive impact of this shift, same-restaurant sales would have been 3.3% for the quarter.  Based on this strong performance, the Company increased its full-year guidance for Applebee’s system-wide same-restaurant sales.

•                  IHOP’s domestic system-wide same-restaurant sales decreased 2.7% for the first quarter compared to the same period in 2010. Results were negatively impacted by the shift of the Easter holiday.  Excluding this shift, IHOP’s same-restaurant sales would have been negative 2.3% for the quarter.  The Company reiterated current full-year guidance for same-restaurant sales.

•                  Total debt was reduced by 8.8%, or $178.6 million, in the first quarter 2011, as a result of net cash proceeds and financing obligation reductions from the sale of 65 Applebee’s company-operated restaurants, cash on hand, and free cash flow. The Company reduced term loan balances by $110.0 million and retired $32.3 million of the 9.5% senior notes.

•                  Net income available to common stockholders was $28.1 million, or $1.53 per diluted share, for the first quarter 2011, compared to net income of $12.8 million, or $0.75 per diluted share, for the same quarter in 2010.  The increase was due in part to a gain on the sale of 65 Applebee’s company-operated restaurants during the quarter, the elimination of the dividend on Series A perpetual preferred stock and lower non-cash interest.  These items were partially offset by expenses related to re-pricing of the Company’s credit facility in February of 2011, lower segment profit as a result of refranchising a total of 148 restaurants (of which 83 were completed in the fourth quarter of 2010 and 65 were completed in the first quarter of 2011), and impairment charges related to the termination of the sublease of the space currently occupied by Applebee’s headquarters in Lenexa, Kansas.

•                  Adjusted net income available to common stockholders was $26.0 million, or $1.42 per diluted share, for the first quarter 2011, compared to $18.7 million, or $1.08 per diluted share, for the same quarter in 2010.  The increase was primarily due to elimination of the dividend on Series A perpetual preferred stock and a lower tax rate ($0.18 per share impact compared to the previous year tax rate of 35.5%) due to a favorable IRS ruling on the handling of gift cards, partially offset by lower profit due to refranchising of 148 Applebee’s company-operated restaurants. (See “Non-GAAP Financial Measures” below.)

•                  Consolidated G&A expenses decreased 5.9% to $38.0 million for the first quarter 2011 compared to the same period in 2010.

•                  Operating margins at Applebee’s company-operated restaurants were 15.3% for the first quarter 2011, compared to 14.8% in the first three months of 2010.

•                  Cash flows from operating activities for the first quarter 2011 were $50.5 million.  Consolidated capital expenditures were $3.8 million for the first three months of 2011. Free cash flow was $50.0 million for the first three months of fiscal 2011.  (See “Non-GAAP Financial Measures” below.)

“We are very pleased with the progress made in the first quarter toward several strategic goals, including revitalizing the Applebee’s brand and reducing our debt,” said Julia A. Stewart, DineEquity’s Chairman and Chief Executive Officer.  “In the quarter, we lowered total outstanding debt by nearly nine percent and we are making significant progress in reducing our leverage.  Our turnaround initiatives at Applebee’s are delivering meaningful results and have now produced nine consecutive months of positive same-restaurant sales. We remain focused on value and innovation as we work to better differentiate IHOP and sustain our momentum at Applebee’s to create additional value for our shareholders.”

Same-Restaurant Sales Performance

IHOP’s domestic system-wide same-restaurant sales decreased 2.7% for the first quarter 2011 compared to the same quarter in 2010. Same-restaurant sales reflect a higher average guest check and declines in traffic. An “All You Can Eat Pancakes” limited-time offer promotion produced disappointing results early in the quarter, while a new “Chicken & Waffles” promotion introduced mid-quarter produced promising results.

Applebee’s domestic system-wide same-restaurant sales increased 3.9% for the first quarter 2011, which represented the third consecutive quarter of positive same-restaurant sales.  Domestic franchise same-restaurant sales increased 4.3% and company-operated Applebee’s same-restaurant sales increased 0.7% for the first quarter 2011 compared to the same quarter in 2010. Applebee’s marketing efforts during the quarter included “Great Tasting and Under 550

Calories,” “2 for $20 Flavors of Bourbon Street,” and “All You Can Eat Soup, Salad and Breadsticks” at lunch, as well as other enhanced marketing and promotional activities.

Applebee’s Restaurant Operating Margin

Applebee’s company-operated restaurant margin was 15.3% in the first quarter 2011 compared to 14.8% for the first quarter 2010. The favorable comparison was primarily due to the refranchising of 148 Applebee’s company-operated restaurants, the closure of seven Applebee’s company-operated restaurants, a 1.9% increase in menu pricing (taken in 2010) and favorable food and beverage costs partially offset by a decline in guest traffic and unfavorable facility costs.

Sale of Applebee’s Company Restaurants

In the first quarter of 2011, DineEquity successfully completed two previously-announced transactions for the sale of 65 company-operated Applebee’s restaurants located in St. Louis, Missouri and parts of Illinois and in Washington D.C.  These transactions resulted in after-tax cash proceeds of $53 million and reduced sale-leaseback related financing obligations by $33 million.  The closing on the sale of one restaurant in the Washington D.C. market is still pending and expected to be completed in the second quarter.

Term Loan Re-Pricing Completion

On February 25, 2011, DineEquity completed a re-pricing of its senior secured term loan facility to take advantage of lower interest rates available in the senior secured debt market.  This re-pricing transaction established a $742.0 million senior secured credit facility.  The Company also increased the amount of its $50 million senior secured revolving credit facility to $75 million.  No amounts were drawn on the revolving credit facility as of March 31, 2011.  DineEquity’s bank loans will bear interest at an annual rate equal to LIBOR plus 300 basis points, subject to a LIBOR floor of 125 basis points.  Today, this represents a 4.25% interest rate, or a 175 basis point reduction compared to the Company’s previous interest rate.  Fees and other costs related to the February 2011 re-pricing transaction totaled $12.3 million, of which $4.1 million related to third-party costs of the transaction were expensed in the first quarter.  The remaining $8.2 million of cost, primarily consisting of the 1% soft call early prepayment fee, will be amortized as interest expense over the remaining life of the term loan.  In connection with the re-pricing, we expect to receive approximately $8 million in cash tax benefits in 2011 due to the write-off of certain deferred costs related to the October 2010 refinancing transaction.

Lenexa Facility Lease Termination

On April 4, 2011, the Company announced an agreement to terminate its sublease on the commercial space currently occupied by the Applebee’s headquarters in Lenexa, Kansas and relocate approximately 350 team members to a smaller, more appropriately sized facility in the Kansas City area.  The lease termination will allow DineEquity to reduce financing obligation debt by approximately $34 million after incurring $26 million in pre-tax charges.  The pre-tax charges consist of a $4.5 million impairment charge recorded in the first quarter 2011 and a cash lease termination fee and other closing costs of approximately $21 million that will be recorded in the second quarter.  As a result of the lease termination, we expect approximately $8 million in cash tax savings in 2011.

2011 Financial Performance Outlook

•                  Reiterated consolidated cash from operations to range between $125 and $135 million.

•                  Reiterated that approximately $13 million is expected to be generated from the structural run-off of the Company’s long-term receivables.

•                  Reiterated consolidated capital expenditures of approximately $26 million.

•                  Reiterated consolidated free cash flow (see “References to Non-GAAP Information” below) to range between $112 and $122 million.  The Company’s primary use of cash will be funding further debt reduction.

•                  Revised Applebee’s domestic system-wide same-restaurant sales performance to range between 2% and 4%.

•                  Reiterated IHOP’s domestic system-wide same-restaurant sales performance to range between positive 1% and negative 2%.

•                  Reiterated restaurant operating margin at Applebee’s company-operated restaurants to range between 14.8% and 15.2%.

•                  Reiterated consolidated General & Administrative expense to range between $157 and $160 million, including non-cash stock-based compensation expense and depreciation of approximately $18 million.

•                  Revised consolidated interest expense to range between $134 and $139 million, of which approximately $7 million is non-cash interest expense. This reflects a decrease of $6 million from previous expectations of $140 to $145 million.

•                  Reiterated Applebee’s franchisees to develop between 24 and 28 new restaurants, approximately half of which are expected to open internationally.

•                  Reiterated IHOP franchisees to develop between 55 and 65 new restaurants, the majority of which are expected to be opened in the U.S.

•                  Reiterated a federal income tax rate of 36% for the remaining three quarters of the year.

•                  Revised full-year weighted average diluted shares outstanding to be approximately 18.3 million shares.  This reflects an increase from previous expectations for a share count of approximately 18 million shares.

The Company’s 2011 financial performance guidance excludes any impact from the future sales of Applebee’s company-operated restaurants, the timing of which could be highly variable due to factors including the economy, the availability of buyer financing, acceptable valuations, and the operating wherewithal of the acquiring franchisee. Should company-operated Applebee’s restaurants be sold this year, DineEquity plans to update its performance guidance accordingly, in conjunction with its regular quarterly reporting schedule, following any transaction announcement.

Investor Conference Call Today

The Company will host an investor conference call today (Tuesday, May 3, 2011, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time) to discuss its first quarter 2011 results.  To participate on the call, please dial (888) 680-0879 and reference pass code 43544778.A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through May 10, 2011 by dialing 888-286-8010 and referencing pass code 34325172.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” and “free cash flow.” Adjusted EPS is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any debt modification costs and any gain or loss related to the disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis. The Company defines “EBITDA” for a given period as income before income taxes less interest expense, loss on retirement of debt and Series A preferred stock, depreciation and amortization, impairment and closure charges, stock-based compensation, gain/loss on sale of assets and other charge backs as defined by its credit agreement.  “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends paid and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  Adjusted EPS, EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Segment Revenues:
Franchise revenues	$104,552	$95,367
Company restaurant sales	154,703	224,615
Rental revenues	32,216	33,932
Financing revenues	8,729	4,150
Total revenues	300,200	358,064
Segment Expenses:
Franchise expenses	27,443	24,838
Company restaurant expenses	131,766	192,557
Rental expenses	24,647	25,064
Financing expenses	5,575	469
Total segment expenses	189,431	242,928
Gross segment profit	110,769	115,136
General and administrative expenses	37,969	40,366
Interest expense	36,306	45,048
Impairment and closure charges	4,938	711
Debt modification costs	4,114	—
Amortization of intangible assets	3,075	3,077
Loss (gain) on extinguishment of debt	6,946	(3,585)
Gain on disposition of assets	(23,754)	(253)
Income before income taxes	41,175	29,772
Provision for income taxes	(11,476)	(10,101)
Net income	$29,699	$19,671
Net income	$29,699	$19,671
Less: Series A preferred stock dividends	—	(5,760)
Less: Accretion of Series B preferred stock	(629)	(595)
Less: Net income allocated to unvested participating restricted stock	(1,014)	(509)
Net income available to common stockholders	$28,056	$12,807
Net income available to common stockholders per share
Basic	$1.59	$0.75
Diluted	$1.53	$0.75
Weighted average shares outstanding
Basic	17,697	17,011
Diluted	18,763	17,972

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,360	$102,309
Restricted cash	3,975	854
Receivables, net	73,929	98,776
Inventories	9,895	10,757
Prepaid income taxes	1,924	34,094
Prepaid gift cards	22,360	27,465
Prepaid expenses	13,958	14,602
Deferred income taxes	27,128	24,301
Assets held for sale	7,025	37,944
Total current assets	210,554	351,102
Non-current restricted cash	49	778
Restricted assets related to captive insurance subsidiary	3,970	3,562
Long-term receivables	238,002	239,945
Property and equipment, net	568,913	612,175
Goodwill	697,470	697,470
Other intangible assets, net	832,476	835,879
Other assets, net	114,665	115,730
Total assets	$2,666,099	$2,856,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$7,420	$9,000
Accounts payable	35,894	32,724
Accrued employee compensation and benefits	20,598	32,846
Gift card liability	77,974	124,972
Accrued interest payable	34,711	17,482
Current maturities of capital lease and financing obligations	15,794	16,556
Other accrued expenses	30,070	31,502
Total current liabilities	222,461	265,082
Long-term debt, less current maturities	1,485,929	1,631,469
Financing obligations, less current maturities	204,561	237,826
Capital lease obligations, less current maturities	141,703	144,016
Deferred income taxes	374,621	375,697
Other liabilities	114,435	118,972
Total liabilities	2,543,710	2,773,062
Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, Series B, at accreted value, 10,000,000 shares authorized; 35,000 shares issued; March 31, 2011: 34,900 shares outstanding; December 31, 2010: 35,000 shares outstanding	42,564	42,055
Common stock, $.01 par value, 40,000,000 shares authorized; March 31, 2011: 24,736,019 shares issued and 18,536,111 shares outstanding; December 31, 2010: 24,382,991 shares issued and 18,183,083 shares outstanding	247	243
Additional paid-in-capital	201,420	192,214
Retained earnings	153,320	124,250
Accumulated other comprehensive loss	(261)	(282)
Treasury stock, at cost (March 31, 2011 and December 31, 2010: 6,199,908 shares)	(274,901)	(274,901)
Total stockholders’ equity	122,389	83,579
Total liabilities and stockholders’ equity	$2,666,099	$2,856,641

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income	$29,699	$19,671
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	13,290	16,156
Non-cash interest expense	1,417	10,371
Loss (gain) on extinguishment of debt	6,946	(3,585)
Impairment and closure charges	4,717	509
Debt modification costs	4,114	—
Deferred income taxes	(3,903)	(7,009)
Non-cash stock-based compensation expense	1,863	3,956
Tax benefit from stock-based compensation	5,121	1,035
Excess tax benefit from stock options exercised	(4,866)	(1,792)
Gain on disposition of assets	(23,754)	(253)
Other	(3,753)	(287)
Changes in operating assets and liabilities
Receivables	24,636	26,008
Inventories	(378)	3
Prepaid expenses	5,567	1,500
Current income tax receivables and payables	32,194	14,525
Accounts payable	1,358	(1,147)
Accrued employee compensation and benefits	(12,249)	(9,031)
Gift card liability	(46,998)	(40,171)
Other accrued expenses	15,455	(189)
Cash flows provided by operating activities	50,476	30,270
Cash flows from investing activities
Additions to property and equipment	(3,835)	(2,649)
Proceeds from sale of property and equipment and assets held for sale	54,597	2,784
Principal receipts from notes, equipment contracts and other long-term receivables	3,395	6,753
Other	(128)	655
Cash flows provided by investing activities	54,029	7,543
Cash flows from financing activities
Repayment of long-term debt	(145,273)	(50,100)
Principal payments on capital lease and financing obligations	(3,553)	(3,791)
Dividends paid	—	(5,700)
Payment of debt modification and issuance costs	(12,208)	—
Repurchase of restricted stock	(3,272)	(577)
Proceeds from stock options exercised	5,378	1,275
Excess tax benefit from stock options exercised	4,866	1,792
Change in restricted cash	(2,392)	5,479
Other	—	(46)
Cash flows used in financing activities	(156,454)	(51,668)
Net change in cash and cash equivalents	(51,949)	(13,855)
Cash and cash equivalents at beginning of period	102,309	82,314
Cash and cash equivalents at end of period	$50,360	$68,459

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding impairment and closure charges, loss (gain) on extinguishment of debt, amortization of intangible assets, non-cash interest expense, debt modification costs and gain on disposition of assets, and related per share data:

	Three Months Ended March 31,
	2011	2010
Net income available to common stockholders, as reported	$28,056	$12,807
Impairment and closure charges	4,717	509
Loss (gain) on extinguishment of debt	6,946	(3,585)
Amortization of intangible assets	3,075	3,077
Non-cash interest expense	1,417	10,371
Debt modification costs	4,114	—
Gain on disposition of assets	(23,754)	(186)
Income tax benefit (provision)	1,387	(4,054)
Net income allocated to unvested participating restricted stock	73	(234)
Net income available to common stockholders, as adjusted	$26,031	$18,705

Diluted net income available to common stockholders per share:
Net income available to common stockholders, as reported	$1.53	$0.75
Impairment and closure charges	0.15	0.02
Loss (gain) on extinguishment of debt	0.22	(0.12)
Amortization of intangible assets	0.10	0.10
Non-cash interest expense	0.05	0.35
Debt modification costs	0.13	—
Gain on disposition of assets	(0.76)	(0.01)
Net income allocated to unvested participating restricted stock	—	(0.01)
Diluted net income available to common stockholders per share, as adjusted	$1.42	$1.08

Numerator for basic EPS-income available to common stockholders, as adjusted	$26,031	$18,705
Effect of unvested participating restricted stock using the two-class method	53	39
Effect of dilutive securities:
Stock options	—	—
Convertible Series B preferred stock	629	595
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$26,713	$19,339

Denominator for basic EPS-weighted-average shares	17,697	17,011
Effect of dilutive securities:
Stock options	451	380
Convertible Series B preferred stock	615	581
Denominator for diluted EPS-weighted-average shares and assumed conversions	18,763	17,972

NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

Reconciliation of U.S. GAAP income (loss) before income taxes to EBITDA:

	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
U.S. GAAP income (loss) before income taxes	$41,175	$(677)
Interest charges	41,128	182,113
Loss on retirement of debt and Series A Preferred Stock	6,946	117,535
Depreciation and amortization	13,290	58,558
Non-cash stock-based compensation	1,863	10,993
Impairment and closure charges	4,717	7,690
Other	4,549	6,121
Gain on sale of assets	(23,754)	(37,074)
EBITDA	$89,914	$345,259

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities	$50,476	$30,270
Principal receipts from notes, equipment contracts and other long-term receivables	3,395	6,753
Dividends paid	—	(5,700)
Capital expenditures	(3,835)	(2,649)
Free cash flow	$50,036	$28,674

Restaurant Data

The following table sets forth, for the three-month periods ended  March 31, 2011 and 2010, the number of effective restaurants in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended March 31,
	2011	2010
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,738	1,604
Company	271	397
Total	2,009	2,001
System-wide(b)
Sales percentage change(c)	4.4%	(3.2)%
Domestic same-restaurant sales percentage change(d)	3.9%	(2.7)%
Franchise(b)(e)(g)
Sales percentage change(c)	13.1%	(2.4)%
Same-restaurant sales percentage change(d)	4.3%	(2.6)%
Average weekly domestic unit sales (in thousands)	$50.1	$48.1
Company(f)(g)
Sales percentage change(c)	(31.6)%	(6.4)%
Same-restaurant sales percentage change(d)	0.7%	(3.4)%
Average weekly domestic unit sales (in thousands)	$42.5	$42.6

	Three Months Ended March 31,
	2011	2010
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,329	1,279
Company	10	12
Area license	165	164
Total	1,504	1,455
System-wide(b)
Sales percentage change(c)	1.3%	3.3%
Domestic same-restaurant sales percentage change(d)	(2.7)%	(0.4)%
Franchise(e)
Sales percentage change(c)	1.4%	3.0%
Same-restaurant sales percentage change(d)	(2.7)%	(0.4)%
Average weekly unit sales (in thousands)	$35.2	$36.1
Company(f)	n.m.	n.m.
Area License(e)
Sales percentage change(c)	0.3%	(6.3)%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide” sales are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the same weeks in the prior year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP restaurants located in Florida.

(e)

	Three Months Ended March 31,
Reported sales (unaudited)	2011	2010
	(In millions)
Applebee’s franchise restaurant sales	$1,036.8	$917.1
IHOP franchise restaurant sales	$608.0	$599.6
IHOP area license restaurant sales	$60.3	$60.1

(f)            Sales percentage change and same-restaurant sales percentage change for IHOP company-operated restaurants are not meaningful (“n.m.”) due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)         The sales percentage change for the three months ended March 31, 2011 for Applebee’s franchise and company-operated restaurants was impacted by the franchising of 65 company-operated restaurants during the first quarter of 2011 and 83 company-operated restaurants in 2010.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Applebee’s Restaurant Development Activity
Total restaurants, beginning of period	2,010	2,008
New openings
Franchisee-developed	3	3
Total new openings	3	3
Closings
Company	—	(6)
Franchise	(2)	(6)
Total closings	(2)	(12)
Total restaurants, end of period	2,011	1,999
Summary-end of period
Franchise	1,767	1,606
Company	244	393
Total	2,011	1,999

	Three Months Ended March 31,
	2011	2010
	(unaudited)
IHOP Restaurant Development Activity
Total restaurants, beginning of period	1,504	1,456
New openings
Franchisee-developed	11	6
Area license	2	1
Total new openings	13	7
Closings
Franchise	(3)	(1)
Area license	(1)	(1)
Total new closings	(4)	(2)
Total restaurants, end of period	1,513	1,461
Summary-end of period
Franchise	1,338	1,285
Company	10	12
Area license	165	164
Total	1,513	1,461